Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Bryce Benson, Investor/Media Relations
         ClearOne Communications Inc.
         Phone: 1.801.974.3786, 1.800.945.7730
         Fax: 1.801.977.0087
         E-mail: bryce.benson@clearone.com

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                   ClearOne Announces Corporate Reorganization
                      and Anticipated First Quarter Results
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SALT LAKE CITY, September 26, 2002--ClearOne Communications Inc. (Nasdaq: CLRO)
today announced a corporate reorganization designed to position the company for continued growth in the difficult economic environment.

The reorganization involves a 20 percent reduction in workforce, a one-time net gain of approximately $1 million from the sale of telephone interface products to Comrex, and an anticipated one-time charge in the first quarter of between $1.8 million and $2.5 million.

ClearOne anticipates first quarter revenue from operations in the range of $13 million to $14 million, which without the one-time events would result in a break-even quarter. Factoring in the nonrecurring events associated with the reorganization, ClearOne anticipates reporting a first quarter loss in the range of $0.05 to $0.09 per share.

The one-time charge includes three components. The first is an accrual of severance and other related costs associated with the reduction in work force. All employees affected have been offered severance packages based on tenure.

Second, ClearOne will record an inventory write-off in connection with its decision to stop marketing and selling certain products. It recently sold off a portion of its telephone interface product line and will no longer sell product into the broadcast market. As a result, the company will write off inventory related to its remaining telephone interface products. Additionally, management reached a decision to stop selling its ClearOne portable conference phone based on the company's current product development roadmap and sales model, which were modified to allow the company to compete in the current economic climate. As a result, ClearOne will write off and dispose of the remaining inventory of these phones.

Third, in August ClearOne began preliminary discussions and investigations with respect to a potential acquisition. While ClearOne ultimately determined the acquisition was not currently in its best interest, it incurred associated legal, accounting and other advisory fees, which will be expensed as part of the one-time charges.

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ClearOne will hold a conference call today at 9:15 a.m., (11:15 a.m. EDT). A live webcast of the call will be accessible at www.clearone.com. The webcast will be available for replay beginning one hour after the conclusion of the call and will run through Oct. 3, 2002. A telephone replay will also be available through Oct. 3 at (800) 839-0860 or (402) 220-1490 with identification number 1229.

To the extent any statement presented herein deals with information that is not historical, including one-time events and their impact on financial forecasts and results, such statement is necessarily forward-looking and made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. As such, it is subject to the occurrence of many events outside ClearOne's control that could cause ClearOne's results to differ materially from those anticipated. Please see the risk factors contained in ClearOne's most recent SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

ClearOne Communications is a provider of multimedia conferencing products and services that bring geographically dispersed people together--compressing time and distance. Product offerings include audio and videoconferencing systems, peripherals and furniture. Service offerings include a full suite of audio, video and data conferencing services, and business services such as training, field support, help desk, and system consulting. Additional information is available at www.clearone.com.

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